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                                                                    EXHIBIT 99.1

CONTACTS:  Michele Norwood                 Trade Press: Amy Neuberger
           Internet Security Systems       Connect Public Relations
           678-443-6142                    801-373-7888
           mnorwood@iss.net                amyn@connectpr.com

                                           Business Press: Nicole Peters
                                           Ruder Finn
                                           212-593-6341
                                           petersn@ruderfinn.com

FOR IMMEDIATE RELEASE


                     ISS ACQUIRES MARCH INFORMATION SYSTEMS

 ~ ACQUISITION FURTHER ESTABLISHES ISS AS LEADING PROVIDER OF ADAPTIVE NETWORK
   SECURITY SOLUTIONS WITH EXPANSION OF SECURITY PRODUCT LINE AND EXPERTISE ~


           ATLANTA, GA. - OCTOBER 6, 1998 - Internet Security Systems (Nasdaq:
ISSX), the leading provider of adaptive network security software, today announced it is acquiring privately held March Information Systems. London-based March Information Systems is a developer of Windows NT and Unix-based security assessment technologies. The combined offerings of both companies will extend the value and capabilities of ISS' market-leading, SAFEsuite(R) adaptive network security solutions for protecting networks and systems across the entire enterprise.

         March Information Systems' unique security assessment products complement ISS' SAFEsuite award-winning software portfolio including best-of-breed security vulnerability and intrusion detection systems and the industry's first enterprise security decision-support technology. ISS' SAFEsuite, combined with March Information Systems' technology, will provide customers with a more advanced security control system for proactively monitoring and detecting security vulnerabilities and threats within dynamic enterprise network environments.

         Under the terms of the agreement, ISS is acquiring all of the outstanding stock of

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March Information Systems in exchange for $4.750 million in cash and 120,000 shares of ISS Group common stock. The transaction will be accounted for using the purchase method of accounting and the results of March Information Systems will be included in future results of ISS from October 6, 1998, the closing date of the transaction. In the most recent fiscal year of March Information Systems ended March 31, 1998, revenues totaled approximately $2 million.

ISS EXTENDS SECURITY OFFERINGS TO INCLUDE USER ACTIVITY SECURITY ASSESSMENT AND INCREASED PLATFORM SUPPORT

         With this transaction, ISS extends its rich heritage of security offerings, with robust capabilities in two new areas: end user activity assessment and increased platform support. As unacceptable and acceptable security risks become more defined through security policy development, they must be managed across the entire spectrum of business activities from base network services to applications, and from Web servers to the individual desktops of end users. March Information Systems expands the range of the ISS security control system to incorporate security policy compliance across more platforms and varieties of user activities.

         The combination of March Information Systems' adaptive policy enforcement technology and ISS' SAFEsuite will provide customers with the ability to detect security policy violations and compliance in specific user areas such as the presence and configuration of modems and tape and floppy drives. User specific policy management moves beyond the current ISS expertise in technical security vulnerabilities and operating systems configurations to user and applications usage and configurations. In addition, ISS will expand its coverage to support a wider range of platforms including additional versions of Unix and Novell NetWare(R) operating systems.

         "Today ISS is joining forces with a focused security software provider to extend our leading, enterprise information protection capabilities, distribution channels, development bandwidth, services and training offerings," said Tom Noonan, president and chief executive officer of Internet Security Systems (ISS). "This announcement further solidifies our lead in the adaptive network security market, and reinforces our position as the only vendor to offer organizations truly integrated, best-of-breed

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information protection solutions. Today's announcement delivers on our commitment to not only continue to leverage our core security expertise, but to extend the adaptive network security process beyond system and network security weaknesses into user driven security issues, providing our customers with the most powerful defense for identifying and responding to enterprise security risks."

         "We are pleased to be joining ISS, the pioneer and premier provider of adaptive network security software with its world-leading X-Force team of security experts," said Terry Pudwell, president of March Information Systems. "ISS' unmatched security solutions continue to evolve at a rapid pace to cover all areas of risk on the global network from operating systems to desktops and servers. We look forward to combining our technology expertise to provide our joint customers with an even more powerful enterprise security portfolio."

ABOUT INTERNET SECURITY SYSTEMS

         Internet Security Systems is the leading provider of adaptive network security management software that infuses trust into the extended enterprise and enables electronic commerce. ISS' SAFEsuite family of products provides protection across the enterprise, including Internet, extranets and internal networks, from attacks, misuse and security policy violations. The Company has delivered its monitoring, detection and response software solutions to organizations worldwide, including firms in the Global 2000, 9 of the ten largest U.S. commercial banks and over 35 governmental agencies. For more information, call ISS at 678-443-6000 or 800-776-2362 or visit the ISS web site at http://www.iss.net.

This release, other than historical information, includes forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: the Company's ability to successfully integrate businesses and products that it acquires with the Company's operations and product line; the Company's ability to retain, motivate and integrate personnel of acquired businesses; risks inherent in conducting international business activities, including difficulties in managing geographically dispersed operations, changes in foreign currency exchange rates, longer accounts receivable payment cycles and compliance with a variety of foreign laws and regulations; the level of demand for the Company's products; product and price competition; the growth in the acceptance and use of the Internet and of private Internet-protocol networks or "intranets"; the extent to which unauthorized access and use of online information is perceived as a threat to network security; general economic factors in domestic and international markets; and risks concerning the rapid change of technology. These risks and others are discussed in the Company's periodic filings with the Securities and Exchange Commission. These filings can be obtained by contacting ISS Investor Relations or through the Securities and Exchange Commission's Web site at http://www.sec.gov <http://www.sec.gov>.

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Internet Security Systems and SAFEsuite are trademarks of Internet Security
Systems, Inc. All other companies and products mentioned are trademarks and property of their respective owners.